Exhibit (c)-(2)

Exhibit (c)-(2)

LJ International Inc.

Presentation to the Special Committee of the Board of Directors

March 7, 2013

Confidential

MERGERS & ACQUISITIONS

CAPITAL MARKETS

FINANCIAL RESTRUCTURING

FINANCIAL ADVISORY

SERVICES

HL.com

LJ International Inc.

Table of Contents

Page

Situation Overview 2

Transaction Overview 7

Financial Analysis 12

Additional Financial Data 18

Situation Overview

Situation Overview

Summary of Selected Transaction Terms1

Parties to the Transaction (as defined below)

LJ International Inc. (“LJI” or the “Company”)

Urban Prosperity Holding Limited (the “Sponsor”), an affiliate of FountainVest Partners (“FountainVest”)

Mr. Yu Chuan Yih (“Mr. Yih” or the “Chairman”)

Flora Bloom Holdings (“Parent”)

Flora Fragrance Holdings Limited, a wholly-owned subsidiary of Parent (“Merger Sub”)

Mr. Zhicheng Shi (“Mr. Shi”) and certain of his affiliates (collectively with Mr. Shi, the “Mr. Shi Shareholders”)

Certain senior management of the Company (the “Management Rollover Persons”)

Other Company shareholders that enter into agreements with Parent (the “Subsequent Rollover Shareholders”, and together with the Chairman, the Management Rollover Persons and the Mr. Shi Shareholders, the “Rollover Shareholders”)

Transaction Structure

Merger: Merger Sub to be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Transaction”)

Form of Consideration

Cash Only: each ordinary share of the Company (a “Share”, and collectively, the “Shares”), other than the Excluded Shares (as defined below), will be converted into the right to receive US$2.00 in cash (the “Per Share Merger Consideration”)

“Excluded Shares” means, collectively:

Any Shares purchased by Merger Sub and any Shares owned by Parent or the Company or any subsidiary of Parent or the Company, if any

“Rollover Shares”, meaning Shares held by each of the Rollover Shareholders

“Dissenting Shares”, meaning Shares owned by holders who have validly exercised and not effectively withdrawn or lost their appraisal rights

Certain Closing Condition

Approval by at least a majority of the Shares present and voting in person or by proxy as a single class at the shareholders’ meeting held for the purpose of voting upon the approval of the Agreement and Plan of Merger among Parent, Merger Sub and LJI (the “Agreement”) and merger (the “Requisite Company Approval”)

Financing

Parent will deliver an executed equity commitment letter from the Sponsor, which commits to purchase equity securities of Parent up to the aggregate amount set forth therein Parent will also deliver the rollover agreements, pursuant to which the Rollover Shareholders will subscribe for newly issued shares in Parent

Share Purchase Prior to the Shareholders’ Meeting / Tender Offer

Parent has the right to have Merger Sub commence a cash tender offer for Shares at a price equal to the Per Share Merger Consideration prior to the shareholders’ meeting

No Solicitation of Transactions

The Company will agree not to solicit alternative proposals

Dissenting Shareholders

As a condition to the obligations of Parent and Merger Sub to close the Transaction, the holders of no more than 10% of the Shares shall have validly served a written objection

Company Termination Fee

US$2.0 million

Rights in Relation to Enzo Jewelry Inc. (“ENZO”) Preferred Share Placement

None of the provisions of the Agreement and the transactions contemplated thereby shall be deemed to terminate, extinguish or waive the rights of Investors (as defined therein) under the Share Purchase and Subscription Agreement in relation to ENZO, dated as of April 13, 2011, among the Company, Enzo International Holdings Limited (controlling shareholder of ENZO) and ENZO

Note : 1. This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction

Source: Draft dated 3/13/2013 of the Agreement

Situation Overview

Preferred Share Placement

On April 13, 2011, LJI and four investors entered into a preferred share transaction, whereby they acquired a minority ownership interest in a subsidiary of LJI

On April 13, 2011, LJI issued $US41.4 million of redeemable convertible preferred shares (the “Preferred Shares”) of ENZO, LJI’s indirect wholly-owned subsidiary, to FountainVest, Spring Capital Asia (“Spring Capital”), United Capital Investment International Limited and Vantage Capital Management Limited (collectively, the “Investors”) totaling approximately 28.3% of ENZO’s total share capital post-transaction (the “Placement”), along with three of ENZO’s board of director seats granted to the Investors (two to FountainVest and one to Spring Capital)

The redemption price of the Preferred Shares is set at the original subscription price plus a 22% internal rate of return (“IRR”), in addition to any unpaid dividends

As noted below, certain corporate actions can trigger an early redemption of the Preferred Shares, which have a carrying value of approximately $US56.2 million as of February 28, 2013 and will accrete to $US75.1 million by May 3, 2014

Selected terms and provisions of the Placement, and the Shareholders’ Agreement relating to ENZO among the Investors, ENZO and LJI (the “Shareholders’ Agreement”) include: Initial Public Offering (“IPO”) – ENZO is required to complete a Qualified IPO1 by May 3, 2014 at an implied valuation of no less than $300 million pre-IPO, otherwise the Investors can force the Company to redeem the Preferred Shares in cash or flip over2 to Shares of LJI h If ENZO fails to meet the IPO deadline, assuming the entire amount of Preferred Shares are redeemed on May 3, 2014, the total paid-out consideration will be US $75.1 million for all the Investors, including $US56.5 million for FountainVest Approval for Material Corporate Actions – ENZO and LJI require approval from FountainVest on any M&A/joint venture activity, change of control transaction and issuance and transfer of shares; an early trigger of the redemption can be exercised by the Investors if such a transaction is completed without their approval h FountainVest has declined to waive this right as part of the Transaction LJI Public Status Requirement – LJI has undertaken to the Investors that it will remain a publicly listed company unless authorized by the Investors, and FountainVest additionally has the right to veto any change of control transaction at either the ENZO or LJI level3; an early trigger of the redemption feature can be exercised by the Investors without such approval h FountainVest’s rights mean that any going private transaction requires approval from FountainVest

Source: Form 6-K dated 4/14/2011 filed by the Company

Notes:

1. More details on Qualified IPO on page 5

2. More details regarding the Flip-Over Option on page 5

3. More details on Change of Control on page 5

Situation Overview

Preferred Share Placement (cont.)

Selected terms as defined in the Placement

Qualified IPO

Flip-Over Option

Change of Control

“Qualified IPO” is defined as the completion of an initial public offering of ENZO, representing at least 25% of the enlarged share capital

A Qualified IPO should value ENZO at no less than US$300 million pre-IPO

In the event that a Qualified IPO has not occurred by May 3, 2014, each Investor shall have the right to redeem each Preferred Share or exchange each Preferred Share for Shares of LJI (the “Flip-Over Option”)

If a Qualified IPO has not occurred by May 3, 2014, each Investor can choose to redeem the Preferred Shares in accordance with the redemption provisions, or exchange the Preferred Shares into Shares of LJI through the Flip-Over Option. The exchange ratio per Preferred Share of the Flip-Over Option is the greater of:

Mechanism One: 33.80 newly issued Shares of LJI (subject to adjustments); and

Mechanism Two: Such number of newly issued Shares of LJI, as determined by such percentage of LJI below:

(the number of Shares issuable upon conversion of the Preferred Shares / the aggregate number of Shares issued and outstanding) x (retail profit of ENZO / total profit of the LJI)

A “Change of Control” shall be deemed to occur in the event that:

any “person” or “group” is or becomes the “beneficial owner” directly or indirectly of more than:

50% of the total voting power in the aggregate of all classes of the ENZO shares then outstanding (other than shares held by ENZO International Holdings Limited (the “Key Shareholder”)); or

20% of the total voting power in the aggregate of all classes of the equity securities then outstanding of LJI or the Key Shareholder a sale, transfer or other disposition in a single transaction or series of related transactions of all or substantially all of the assets of the Key Shareholder, ENZO and its subsidiaries on a consolidated basis

Situation Overview

LJI Current Ownership Structure

Shareholding Chart of LJI and ENZO[1]


LJI
(NASDAQ:JADE)
100.0%
Lorenzo Jewelry
Lorenzo Heng Tong Jewelery
Enzo International Holdings Limited
FountainVest
Spring Capital
UCI
Vantage
71.7%
21.0%
6.1%
0.8%
0.3%
Enzo Jewelry Inc.
Wholesale/Manufacturing Business
Retail Business

The Investors made their investment at the ENZO level, but have rights and privileges that extend upward to the LJI level

Note 1: Total shareholding percentage of ENZO does not add up to 100% due to rounding

HOULIHAN LOKEY 6

Transaction Overview

Transaction Overview

Transaction Value Overview

Summary of Buyer Group Proposal Transaction Value

(U.S. dollars and shares in millions, except per share amounts)

Implied Premiums to Historical Stock Trading Prices

Security

Ordinary Shares

Shares

Outstanding1

32.1

Per Share

Merger

Consideration

$2.00

Implied Values

Implied Equity Value (excluding Preferred Shares) $64.1

Adjustments:

Debt2 84.9

Preferred Shares2 56.2

Cash 2 (26.1)

Non-Operating Assets and Liabilities2,3 (2.2)

Minority Interests2 0.2

Implied Enterprise Value $177.2

Implied Transaction Multiples

Revenue4 Implied Multiple

CY 2011 0.97x

CY 2012 0.90x

NCY 2013 0.84x

Adjusted EBITDA 4

CY 2011 9.4x

CY 2012 20.9x

NCY 2013 33.5x

Trading Period Prior to Announcement 8/13/125

Implied Premium of Per Share Merger Closing Consideration over Average Closing Stock Price

Closing Stock Price6

Current Trading (03/13/2013) $1.93 3.6%

1 Day $1.61 24.2%

5-Day Average $1.64 22.2%

10-Day Average $1.62 23.7%

1-Month Average $1.62 23.4%

3-Month Average $1.55 29.0%

6-Month Average $1.86 7.4%

1-Year Average $2.13 -6.1%

52-Week High (09/15/2011) $2.85 -29.8%

52-Week Low (05/24/2012) $1.29 55.0%

Initial Public Offering (04/15/1998) $5.75 -65.2%

1. Based on 32,072,672 ordinary shares issued and outstanding per draft Agreement dated 3/13/2013

2. Per public filings as of 12/31/2012; preferred shares as of 2/28/2013; cash includes restricted cash used as collateral against banking facilities

3. Non-operating assets include available-for-sale securities, derivatives and investments in life insurance contracts; non-operating liabilities include derivatives, and warrants and options liabilities. Refer to page 20 for details

4. CY2011 figures per public filings for calendar year ended 12/31/2011; CY2012 figures per public filings for calendar year ended 12/31/2012; NCY2013 figures per management projections for calendar year ending 12/31/2013

5. Date of receipt of the proposal

6. Share prices per Capital IQ

CY refers to calendar year

NCY refers to next calendar year

8

Transaction Overview

LJI Ownership Summary

(figures in millions)

Current Shareholders

Shares Held Ownership % 3

Insider Holdings

Insiders:

Yih, Yu-Chuan (Chairman, President and CEO) 3.390 10.6%

Mr. Shi Shareholders1 2.063 6.4%

Ng, Hon-Tak (CFO and Director) 0.425 1.3% Total Insider

Au, Ka-Man (COO, Secretary and Director) 0.386 1.2%

Total Insider Holdings 19.5%

Public Holdings

Shanghai Yuyuan Tourist Mart 2.238 7.0% Institutional

Prudence Investment Management 1.604 5.0% Holdings

Pine River Capital Management 0.603 1.9% 18.1%

Glenhill Capital Management 0.372 1.2%

Guerrilla Capital Management 0.330 1.0%

Loeb Partners 0.310 1.0%

Other Institutional Holdings 0.349 1.1%

Total Institutional Holdings 5.806 18.1%

Other Public Shareholders 20.003 62.4%

Total Public Holdings 2 25.809 80.5%

Shares Outstanding 3 32.073 100.0%

Total Institutional Holders: 18.1%

Total Insider Holdings 19.5%

Other Public Shareholders 62.4%

1. Final determination of Mr. Shi affiliates has not yet been made in the current draft Transaction documents

2. Total Public Holdings denotes shares not owned by insiders

3. Based on 32,072,672 ordinary shares issued and outstanding per draft Agreement dated 3/13/2013

Transaction Overview

Stock Trading History

Share Price & Volume History

Closing Stock Price (US$)

$6.00

$5.00

$4.00

$3.00

$2.00

$1.00

$-

Share Price & Volume History

May 3, 2011

LJI completed placing of US$41.4m of Preferred Shares of ENZO to a group of investors led by FountainVest & Spring Capital, representing 28.3% of the total outstanding shares of ENZO

Aug. 22, 2012

LJI announced that its Board has formed the Committee to consider the take- private proposal dated Aug. 13

Per Share Merger Consideration US$2.00

Aug. 9, 2010

LJI’s Q2 2010 recorded revenue increase of 57% and 38% year-over-year in its retail and wholesale businesses, respectively

Aug. 13, 2012

Yu-Chuan Yih, Chairman, President and CEO of LJI, and FountainVest proposed to acquire all of the outstanding ordinary shares of LJI not currently owned by the Chairman at US$2.00 per share

Apr. 25, 2012

LJI’s full year 2011 results saw 30% increase in revenue but 22% drop in net income

Aug. 23, 2011

LJI engaged Deloitte as its new auditor following the resignation of previous auditor Gruber & Company

Daily Volume (000s)

Daily Volume Closing Stock Price

Sep. 6, 2012

LJI released Q2 2012 results and revised down its FY2012 revenue forecast by 3% after recording net loss for two consecutive quarters

3,000.0

2,500.0

2,000.0

1,500.0

1,000.0

500.0

0.0

Transaction Overview

Relative Stock Performance

Indexed Stock Price Performance Since January 1, 2010

Relative Stock Performance (1/1/2010 to 3/5/2013):

Indexed Prices

280.0%

260.0%

240.0%

220.0%

200.0%

180.0%

160.0%

Selected Companies1: 43.3%

140.0%

120.0% S&P 500 Index: 38.1%

100.0% Halter USX China Index2: -19.0%

80.0%

60.0% LJI: -21.6%

40.0%

S& P 500 Index LJI Selected Companies Halter USX China Index

Source: Capital IQ Note:

1/1/10

3/1/10

5/1/10

7/1/10

9/1/10

11/1/10

1/1/11

3/1/11

5/1/11

7/1/11

9/1/11

11/1/11

1/1/12

3/1/12

5/1/12

7/1/12

9/1/12

11/1/12

1/1/13

3/1/13

5/1/13

1. Selected companies include Chow Sang Sang Holdings International Limited, Chow Tai Fook Jewellery Group Ltd., Continental Holdings Ltd., King Fook Holdings Limited, Larry Jewelry

International Company Limited, Luk Fook Holdings (International) Limited, Ming Fung Jewellery Group Ltd., Tse Sui Luen Jewellery (International) Limited, GuangDong CHJ Industry Co. Ltd. and Zhejiang Ming Jewelry Co., Ltd.

2. Halter USX China Index is comprised of companies whose common shares are publicly traded in the United States and the majority of whose business is conducted within the People’s Republic

Financial Analysis

Financial Analysis

Financial Analyses Summary

Implied Per Share Equity Value Reference Range

Share Per Value Equity Implied

No Based

$4 .00

$3 .50 $3 .38

Share $3 .21

$3 .00

Per

$2 .50

Value Per Share Merger

$2 .00 Consideration

Equity US$2.00

Implied $1 .50 $1 .45 Pre-announcement

Price1

$1 .00 US$1.61

$0 .50 $0 .76 $0 .75

$0.00

$0 .00

Selected Companies Selected Companies Discounted Cash Flow Analysis

Analysis Analysis

0.70x—1 .10x 0.65x—1 .05x Discount Rate: 13 .0%—17.0%

Year Ended 12/31/2012 Year Ending 12/31/2013 Perpetuity Growth Rate: 4 .0%—6 .0%

Revenue Revenue

Discounted

Rate: Growth

dated

Financial Analysis

Financial Analyses Summary (cont.)

(shares outstanding and dollars in millions, except per share values)

	Selected Companies Analysis		Selected Companies Analysis		Discounted Cash Flow Analysis[2]	
	CY 2012 Revenue[1]		CY 2013 Revenue[1]			
Corresponding Base Amount	$196.3		$210.6			
Selected Multiples Range	0.70x	1.10x	0.65x	1.05x		
Implied Enterprise Value from Operations Reference Range	$137.4	$215.9	$136.9	$221.1	$64.1	$153.7
Add: Cash and Cash Equivalents as of 12/31/2012	$26.1	$26.1	$26.1	$26.1	$26.1	$26.1
Implied Total Enterprise Value Reference Range	**$163.5**	**$242.0**	**$162.9**	**$247.2**	**$90.1**	**$179.7**
Less: Total Debt as of 12/31/2012	84.9	84.9	84.9	84.9	84.9	84.9
Less: Preferred Shares as of 2/28/2013	56.2	56.2	56.2	56.2	56.2	56.2
Less: Minority Interests as of 12/31/2012	0.2	0.2	0.2	0.2	0.2	0.2
Add: Non-Operating Assets						
Available-for-Sale Securities	2.3	2.3	2.3	2.3	2.3	2.3
Investments in Life Insurance Contracts	1.4	1.4	1.4	1.4	1.4	1.4
Less: Non-Operating Liabilities						
Derivatives	0.0	0.0	0.0	0.0	0.0	0.0
Warrants and Options Liabilities	1.5	1.5	1.5	1.5	1.5	1.5
Implied Total Equity Value Reference Range	**$24.4**	**$102.9**	**$23.8**	**$108.1**	**$0.0**	**$40.6**
Shares Outstanding[3]	32.1	32.1	32.1	32.1	32.1	32.1
Implied Per Share Reference Range	**$0.76**	**$3.21**	**$0.74**	**$3.37**	**$0.00**	**$1.27**

Sources: LJI public filings, preliminary management estimates and management projections

Notes:

1. *CY 2012 figures per preliminary management estimates for calendar year ended 12/31/2012; CY2013 figures per management projections for calendar year ending 12/31/2013*
2. *The low end of the implied enterprise value range is based on a perpetuity growth rate of 4.0% and discount rate of 17.0%; the high end of the implied enterprise value range is based on a perpetuity growth rate of 6.0% and discount rate of 13.0%*
3. *Based on 32,072,672 ordinary shares issued and outstanding per draft Agreement dated 3/5/2013*

CY refers to calendar year

HOULIHAN LOKEY 14

Financial Analysis

Selected Historical and Projected Financial Data

(U.S. dollars in millions)

Year Ended or Ending December 311 CAGR2

2009 2010 2011 2012 2013E 2014E 2015E 2016E 2017E 2018E 2012A—2018E

Revenue from W holesale $59.7 $61.7 $69.4 $66.4 $71.4 $72.8 $74.3 $75.8 $77.3 $78.8

Revenue from Retail 50.8 78.9 112.8 129.9 139.2 163.0 191.3 219.6 248.9 277.6

Reported Revenue $110.5 $140.5 $182.2 $196.3 $210.6 $235.9 $265.6 $295.4 $326.2 $356.5 10.5%

Revenue Growth % -18.9% 27.2% 29.6% 7.8% 7.3% 12.0% 12.6% 11.2% 10.4% 9.3%

Cost of Goods Sold (69.4) (82.3) (92.7) (102.4) (102.6) (111.8) (122.5) (133.3) (144.4) (155.4)

Gross Profit $41.2 $58.3 $89.5 $94.0 $108.0 $124.1 $143.1 $162.1 $181.8 $201.1

Gross Margin % 37.2% 41.5% 49.1% 47.9% 51.3% 52.6% 53.9% 54.9% 55.7% 56.4%

Selling, General & Administrative Expenses (36.5) (44.0) (77.4) (95.3) (106.7) (119.2) (132.5) (145.4) (159.9) (175.6)

SG& A as % of Revenue 33.1% 31.3% 42.5% 48.5% 50.7% 50.5% 49.9% 49.2% 49.0% 49.3%

Depreciation & Amortization 2.2 2.8 4.7 8.3 4.0 4.4 4.9 5.4 6.0 6.6

Total Adjustments 0.5 0.5 2.1 1.5 0.0 0.0 0.0 0.0 0.0 0.0

Adjusted EBITDA $7.3 $17.5 $18.9 $8.5 $5.3 $9.3 $15.5 $22.2 $27.9 $32.1 24.8%

EBITDA Margin % 6.6% 12.5% 10.4% 4.3% 2.5% 3.9% 5.8% 7.5% 8.5% 9.0%

Depreciation & Amortization (2.2) (2.8) (4.7) (8.3) (4.0) (4.4) (4.9) (5.4) (6.0) (6.6)

Adjusted EBIT $5.1 $14.7 $14.1 $0.2 $1.3 $4.9 $10.6 $16.8 $21.9 $25.5 123.2%

EBIT Margin % 4.6% 10.5% 7.8% 0.1% 0.6% 2.1% 4.0% 5.7% 6.7% 7.2%

Capital Expenditures $1.7 $6.6 $11.7 $15.2 $4.4 $2.5 $0.7 $0.8 $4.3 $4.3

Additional Information

Ending Store Count 95 133 202 251 281 296 296 296 326 356

Average Store Count 96 114 168 227 266 289 296 296 311 341

Retail Revenue per Store3 $0.529 $0.692 $0.673 $0.573 $0.523 $0.565 $0.646 $0.742 $0.800 $0.814

Currency Conversion Rate (RMB: USD)4 6.271 6.340 6.388 6.434 6.480 6.480

Adjustment #1 — Loss/(Gain) on Derivatives $0.5 $0.5 ($0.1) $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0

Adjustment #2 — N on-recurring Restructuring Costs 0.0 0.0 2.1 0.6 0.0 0.0 0.0 0.0 0.0 0.0

Adjustment #3 — Privatization Expense 0.0 0.0 0.0 0.9 0.0 0.0 0.0 0.0 0.0 0.0

Total Adjustments $0.5 $0.5 $2.1 $1.5 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0

Source: Trading information per Capital IQ; Company projections based on non-public management estimates and projections

Notes:

Projected financials based on calendar year end of 12/31 despite the Company changing its fiscal year end to 3/31 on 12/28/2012

CAGR refers to compound annual growth rate

Calculated as retail revenue divided by average store count

Projected financials of retail business are converted at each period from RMB to USD based on forward rates as of 3/13/2013, using an average of forward rates at the beginning and end of the respective period.

Financial Analysis

Selected Companies[1]

(U.S. dollars in millions, except per share values)

	Stock Exchange	Trading Currency	Exchange Rate to USD	Share Price[4]	Equity Market Value[4,5]	Enterprise Value[4,5]	Enterprise Value[2] to Revenue: LTM[6]	Enterprise Value[2] to Revenue: CY2012[7,9]	Enterprise Value[2] to Revenue: CY2013[8,9]	Enterprise Value[2] to Adjusted EBITDA[3]: LTM[6]	Enterprise Value[2] to Adjusted EBITDA[3]: CY2012[7,9]	Enterprise Value[2] to Adjusted EBITDA[3]: CY2013[8,9]
Chow Sang Sang Holdings	SEHK	HKD	7.76	$2.74	$1,854.6	$2,052.3	0.89x	0.85x	0.72x	11.6x	11.6x	8.8x
Chow Tai Fook Jewellery	SEHK	HKD	7.76	1.42	14,182.7	15,010.1	2.00x	1.93x	1.65x	14.8x	13.8x	11.7x
Continental Holdings	SEHK	HKD	7.76	0.01	67.9	130.2	1.08x	NA	NA	NMF	NA	NA
King Fook Holdings	SEHK	HKD	7.76	0.13	57.2	99.0	0.63x	0.60x	0.58x	17.5x	NA	NA
Larry Jewelry	SEHK	HKD	7.76	0.04	38.7	60.8	1.22x	0.88x	0.70x	NMF	NA	NA
Luk Fook Holdings	SEHK	HKD	7.76	3.25	1,914.1	1,785.0	1.12x	1.05x	0.89x	9.1x	8.6x	7.3x
Ming Fung Jewellery	SEHK	HKD	7.76	0.04	183.4	161.3	1.36x	1.34x	1.26x	8.6x	NA	NA
Tse Sui Luen Jewellery	SEHK	HKD	7.76	0.53	110.9	180.7	0.41x	NA	NA	6.1x	NA	NA
GuangDong CHJ Industry	SZSE	CNY	6.23	3.41	613.0	625.6	2.54x	2.54x	1.98x	19.7x	19.7x	12.4x
Zhejiang Ming Jewelry	SZSE	CNY	6.23	2.44	586.7	546.2	0.52x	0.50x	0.42x	20.4x	20.2x	8.9x
Low							0.41x	0.50x	0.42x	6.1x	8.6x	7.3x
High							2.54x	2.54x	1.98x	20.4x	20.2x	12.4x
Median							1.10x	0.97x	0.81x	13.2x	13.8x	8.9x
Mean							1.18x	1.21x	1.02x	13.5x	14.8x	9.8x
LJI (Current Trading)	NasdaqGM	USD	1.00	$1.92	$61.6	$174.6	0.89x	0.89x	0.83x	20.6x	20.6x	33.0x
LJI (Implied Buyer Group Offer)	NasdaqGM	USD	1.00	$2.00	$64.1	$177.2	0.90x	0.90x	0.84x	20.9x	20.9x	33.5x

Source: Trading information per Capital IQ; Company projections based on non-public management estimates and projections

Notes:

1. *No company used in this analysis for comparative purposes is identical to the Company; selected companies primarily engage in the sale of diamonds and gold, while LJI mainly engages in the sale of gemstones, to a lesser degree in the sale of diamonds and recently discontinued its sale of gold*
2. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents*
3. *Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items*
4. *Based on closing prices as of 3/5/2013*
5. *Calculation based on number of common shares*
6. *LTM refers to the most recently completed twelve-month period for which financial information has been made public and for CY2012 for LJI*
7. *CY2012 refers to the next calendar year for which financial information has not been made public; LJI CY2012 financials based on preliminary management estimates*
8. *CY2013 refers to the calendar year following CY2012*
9. *Multiples based on forward looking financial information may have been calendarized to the year end of 12/31*
10. *Based on average EBITDA margin 8.4% of fiscal years ended 12/31/2010, 12/31/2011 and 12/31/2012*

NMF refers to not meaningful
NA refers to not available
SEHK refers to Stock Exchange of Hong Kong
SZSE refers to Shenzhen Stock Exchange

HOULIHAN LOKEY 16

Financial Analysis

Discounted Cash Flow Analysis[1]

(U.S. dollars in millions, except per share values)

	Projected FYE December 31,					
	2013E (2)	**2014E**	**2015E**	**2016E**	**2017E**	**2018E**
Revenue	**$173.7**	**$235.9**	**$265.6**	**$295.4**	**$326.2**	**$356.5**
Revenue Growth %	*7.3%*	*12.0%*	*12.6%*	*11.2%*	*10.4%*	*9.3%*
Cost of Goods Sold	(84.6)	(111.8)	(122.5)	(133.3)	(144.4)	(155.4)
Selling, General & Administrative	(88.0)	(119.2)	(132.5)	(145.4)	(159.9)	(175.6)
Depreciation and Amortization	3.3	4.4	4.9	5.4	6.0	6.6
Adjusted EBITDA	**$4.4**	**$9.3**	**$15.5**	**$22.2**	**$27.9**	**$32.1**
EBITDA Margin %	*2.5%*	*3.9%*	*5.8%*	*7.5%*	*8.5%*	*9.0%*
Depreciation and Amortization	(3.3)	(4.4)	(4.9)	(5.4)	(6.0)	(6.6)
Adjusted EBIT	**$1.0**	**$4.9**	**$10.6**	**$16.8**	**$21.9**	**$25.5**
Taxes[3]	(0.2)	(1.1)	(2.3)	(3.7)	(4.8)	(5.6)
Unlevered Earnings	**$0.8**	**$3.8**	**$8.2**	**$13.1**	**$17.1**	**$19.9**
Depreciation and Amortization	3.3	4.4	4.9	5.4	6.0	6.6
Capital Expenditures	(3.6)	(2.5)	(0.7)	(0.8)	(4.3)	(4.3)
Change in Working Capital	(20.6)	(9.5)	(3.4)	(3.4)	(17.5)	(18.4)
Unlevered Free Cash Flows	**($20.0)**	**($3.8)**	**$9.0**	**$14.3**	**$1.3**	**$3.7**

Terminal Value Assumptions	
Revenue	**$356.5**
Cost of Goods Sold[4]	(149.6)
Selling, General & Administrative	(175.6)
Depreciation and Amortization[5]	0.8
Adjusted EBITDA	**$32.1**
EBITDA Margin %	*9.0%*
Depreciation and Amortization[5]	(0.8)
Adjusted EBIT	**$31.3**
Taxes[3]	(6.9)
Unlevered Earnings	**$24.4**
Depreciation and Amortization[5]	0.8
Capital Expenditures[6]	(0.8)
Change in Working Capital[7]	(4.6)
Unlevered Free Cash Flows	**$19.9**

	Implied 2018 Adjusted EBITDA Terminal Multiple[8]		
Discount Rate	**4.0%**	**5.0%**	**6.0%**
13.0%	7.2x	8.1x	9.4x
14.0%	6.4x	7.2x	8.2x
15.0%	5.9x	6.5x	7.3x
16.0%	5.4x	5.9x	6.6x
17.0%	5.0x	5.4x	6.0x

	PV of Terminal Value as a % of Enterprise Value		
Discount Rate	**4.0%**	**5.0%**	**6.0%**
13.0%	102.8%	102.5%	102.1%
14.0%	103.7%	103.3%	102.9%
15.0%	104.8%	104.3%	103.8%
16.0%	106.1%	105.5%	104.9%
17.0%	107.6%	106.9%	106.2%

Discount Rate	**Present Value of Cash Flows 2013 - 2018**		**PV of Terminal Value Based on Perpetual Growth Rate for Terminal Year**				**Implied Enterprise Value**				**Net Debt, Preferred, MI and Others[9]**		**Implied Total Equity Value**				**Implied Equity Value Per Share[10]**		
			4.0%	**5.0%**	**6.0%**		**4.0%**	**5.0%**	**6.0%**				**4.0%**	**5.0%**	**6.0%**		**4.0%**	**5.0%**	**6.0%**
13.0%	($3.3)		$119.8	$136.0	$156.9		$116.5	$132.8	$153.7		$113.0		$3.5	$19.7	$40.6		$0.11	$0.61	$1.27
14.0%	($3.7)		$102.8	$115.4	$131.0		$99.2	$111.7	$127.3		$113.0		$0.0	$0.0	$14.3		$0.00	$0.00	$0.45
15.0%	($4.1)	+	$89.2	$99.1	$111.2	=	$85.2	$95.0	$107.1	-	$113.0	=	$0.0	$0.0	$0.0	=	$0.00	$0.00	$0.00
16.0%	($4.5)		$78.1	$86.0	$95.5		$73.7	$81.6	$91.1		$113.0		$0.0	$0.0	$0.0		$0.00	$0.00	$0.00
17.0%	($4.8)		$68.9	$75.3	$83.0		$64.1	$70.5	$78.1		$113.0		$0.0	$0.0	$0.0		$0.00	$0.00	$0.00

Source: Company management

Notes:

1. *Present values as of 3/5/2013 using mid-year convention*
2. *Represents a 9.9-month stub period with valuation date as of 3/5/2013*
3. *Assumes effective tax rate of 22.0% per Company management*
4. *Terminal year cost of goods sold ("COGS") based on the ratio of COGS to revenue in 2018 adjusted for terminal year depreciation and amortization*
5. *Terminal year depreciation expense assumed to be equal to capital expenditure of that year*
6. *Terminal year capital expenditure assumes minimal store growth*
7. *Terminal year change in working capital assumes limited inventory build-up for new stores*
8. *Implied from corresponding discount rate and perpetual growth rate applied to terminal year unlevered free cash flow*
9. *Preferred refers to preferred shares and MI refers to minority interests; net debt, preferred shares, minority interests and others (non-operating assets and liabilities) based on preliminary management estimates as of 12/31/2012 except for preferred shares as of 2/28/2013; refer to page 20 for details*
10. *Based on 32,072,672 ordinary shares issued and outstanding per draft Agreement dated 3/5/2013*

HOULIHAN LOKEY 17

Additional Financial Data

Additional Financial Data

Historical Income Statement

Summary Income Statement

(dollars in millions)

	Year Ended December 31,					
	2007	2008	2009	2010	2011	2012
Revenues, Net	$152.0	$136.3	$110.5	$140.5	$182.2	$196.3
Cost of Sales (Goods Sold)	112.5	97.0	69.4	82.3	92.7	102.4
Gross Profit	39.5	39.2	41.2	58.3	89.5	94.0
Operating Expenses:						
Selling, General & Administrative	30.4	34.8	34.3	41.2	73.1	87.4
Depreciation	3.1	3.4	1.7	2.3	4.4	7.8
Net Loss (Gain) on Derivatives	0.0	0.1	0.5	0.5	(0.1)	0.0
Impairment Loss of Long-Lived Assets	0.0	0.0	0.0	0.0	2.4	0.0
Total Operating Expenses	33.5	38.3	36.5	44.0	79.9	95.3
Operating Income	6.0	1.0	4.6	14.3	9.6	(1.3)
Interest Expense	3.1	1.8	0.8	1.0	1.6	3.5
Interest (Income)	(0.3)	(0.2)	(0.1)	(0.1)	(0.4)	(0.2)
Exchange (Gain) / Loss	0.0	(1.5)	0.0	(0.6)	(1.4)	0.1
Gain (loss) on sales of available-for-sale securities	0.0	(0.0)	0.0	(0.3)	0.3	0.0
Change in FV of Warrants and Option Liabilities	0.0	0.0	0.0	0.0	(1.9)	(0.6)
Change in FV of Life Insurance Contract	0.0	0.0	0.0	0.0	0.0	(0.0)
Gain on Disposal of Property Held for Lease	0.0	(2.2)	0.0	(1.6)	0.0	0.0
Pre-tax Income (Loss)	3.2	3.1	3.9	15.9	11.5	(4.0)
Income Taxes (Credit)	1.7	0.6	0.2	2.9	1.4	(0.2)
Minority Interest	0.0	0.0	(0.0)	0.0	0.0	0.0
Net Income (Loss)	$1.5	$2.5	$3.7	$13.0	$10.1	($3.8)

Sources: Company public filings and preliminary management estimates

HOULIHAN LOKEY 19

Additional Financial Data

Historical Balance Sheet

Summary Balance Sheet

(dollars in millions)

	As of December 31,					
Assets	**2007**	**2008**	**2009**	**2010**	**2011**	**2012**
Current Assets:						
Cash & Cash Equivalents	$5.0	$13.3	$11.3	$13.0	$18.6	$15.5
Restricted Cash[1]	4.2	6.5	6.4	11.0	6.9	10.6
Accounts Receivable	23.2	20.6	21.7	25.9	42.8	37.9
Inventories	82.0	76.6	81.4	107.7	173.4	179.8
Available-for-Sale Securities	3.0	2.3	2.4	2.3	2.1	2.3
Deferred Tax Assets	0.0	0.0	0.0	0.0	1.1	1.6
Derivatives	0.0	0.0	0.0	0.0	0.0	0.0
Prepayment and Other Current Assets	5.5	2.6	1.9	3.6	9.0	14.4
Total Current Assets	122.8	121.9	125.0	163.6	253.8	262.0
Fixed Assets:						
Properties Held for Lease	$1.3	$0.8	$0.7	$0.4	$0.4	$0.4
Net Property, Plant and Equipment	8.5	6.9	6.4	10.1	14.7	21.6
Net Fixed Assets	9.8	7.6	7.1	10.5	15.1	21.9
Goodwill	1.5	1.5	1.5	1.5	1.5	1.5
Investments in Life Insurance Contracts	0.0	0.0	0.0	0.0	0.4	1.4
Prepayment - PPE	0.0	0.0	0.0	0.0	0.0	0.0
Deferred Tax Assets	0.1	0.1	0.1	0.1	1.1	1.8
Other Non-current Assets	0.0	0.0	0.0	0.0	0.0	1.4
Total Assets	$134.1	$131.2	$133.8	$175.8	$272.0	$290.0
Liabilities & Stockholders' Equity						
Current Liabilities:						
Accounts Payable	$18.7	$17.9	$18.5	$19.2	$34.7	$16.4
Notes Payable	4.0	9.2	5.6	10.7	13.2	46.6
Bank Overdraft	3.0	2.7	2.9	2.9	2.9	3.3
Letter of Credit, Gold Loan and Others	21.5	13.4	13.5	21.5	36.4	29.9
Capitalized Lease Obligation	0.1	0.1	0.1	0.0	0.0	0.0
Shareholder Loan	0.0	0.0	0.0	0.0	1.6	1.4
Income Taxes Payable	1.7	1.4	1.1	2.3	3.5	1.9
Accrued Expense	6.1	4.8	5.4	5.6	8.9	25.0
Derivatives	4.4	0.0	0.0	0.6	0.0	0.0
Warrants and Options Liabilities	0.0	0.0	0.0	0.0	2.1	1.5
Other Current Liabilities	0.3	0.3	0.3	0.3	0.3	0.8
Total Current Liabilities	60.0	49.9	47.4	63.0	103.6	126.8
Notes Payable	$1.2	$2.1	$2.2	$1.6	$7.5	$5.0
Capitalized Lease Obligation	0.2	0.1	0.1	0.0	0.0	0.0
Total Liabilities	61.3	52.1	49.7	64.7	111.1	131.9
Minority Interest	0.2	0.8	0.2	0.2	0.2	0.2
Stockholders' Equity:						
Preferred Stock	$0.0	$0.0	$0.0	$0.0	$42.0	$53.9
Common Stock	0.2	0.2	0.2	0.3	0.3	0.3
Paid-in Capital	51.5	55.3	56.7	69.9	71.0	71.8
Retained Earnings	20.6	23.2	26.9	39.9	43.5	27.8
Accumulated Other Comprehensive Income	0.3	(0.4)	0.1	0.8	3.9	4.0
Less: Treasury Stock	0.0	0.0	0.0	0.0	0.0	0.0
Net Stockholders' Equity	72.7	78.3	83.9	110.9	160.7	157.9
Total Liabilities & Stockholders' Equity	$134.1	$131.2	$133.8	$175.8	$272.0	$290.0

Sources: Company public filings and preliminary management estimates

Notes:

1. *Restricted cash is used as collateral against borrowings*
2. *Preferred stock figure as of 2/28/2013*

Selected Balance Sheet Items

(dollars in millions)

	As of 12/31/2012
Short Term Debt	
Notes Payable	$46.6
Bank Overdraft	3.3
Letter of Credit, Gold Loan and Others	29.9
Capitalized Lease Obligation	0.0
Long Term Debt	
Notes Payable	$5.0
Capitalized Lease Obligation	0.0
Total Debt	**$84.9**
Cash & Cash Equivalents	
Cash	($15.5)
Restricted Cash	(10.6)
Total Cash & Cash Equivalents	**($26.1)**
Net Debt	**$58.8**
Preferred Stock[2]	**$56.2**
Minority Interests	**$0.2**
Non-Operating Assets	
Available-for-Sale Securities	($2.3)
Derivatives	0.0
Investments in Life Insurance Contracts	(1.4)
Total Non-Operating Assets	**($3.7)**
Non-Operating Liabilities	
Derivatives	$0.0
Warrants and Options Liabilities	$1.5
Total Non-Operating Liabilities	**$1.5**
Total Adjustments to Enterprise Value	**$113.0**

HOULIHAN LOKEY 20

Additional Financial Data

Weighted Average Cost of Capital Calculation

(dollars in millions)

	Debt[1]	Preferred Stock[2]	Equity Market Value[3]	Total Capitalization[4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Chow Sang Sang Holdings	$263.6	$0.0	$1,854.6	$2,118.3	14.2%	12.4%	0.0%	87.6%
Chow Tai Fook Jewellery	1,444.5	0.0	14,182.7	15,627.1	10.2%	9.2%	0.0%	90.8%
Continental Holdings	72.0	0.0	67.9	139.9	106.1%	51.5%	0.0%	48.5%
King Fook Holdings	48.3	0.0	57.2	105.5	84.3%	45.8%	0.0%	54.2%
Larry Jewelry	27.2	0.0	38.7	65.9	70.2%	41.3%	0.0%	58.7%
Luk Fook Holdings	0.0	0.0	1,914.1	1,914.1	0.0%	0.0%	0.0%	100.0%
Ming Fung Jewellery	5.1	0.0	183.4	188.5	2.8%	2.7%	0.0%	97.3%
Tse Sui Luen Jewellery	85.2	0.0	110.9	196.1	76.8%	43.4%	0.0%	56.6%
GuangDong CHJ Industry	29.0	0.0	613.0	641.9	4.7%	4.5%	0.0%	95.5%
Zhejiang Ming Jewelry	164.6	0.0	586.7	751.3	28.0%	21.9%	0.0%	78.1%
Median	$60.1	$0.0	$385.1	$419.0	21.1%	17.2%	0.0%	82.8%
Mean	$213.9	$0.0	$1,960.9	$2,174.9	39.7%	23.3%	0.0%	76.7%
LJ International Inc.	$84.9	$56.2	$61.6	$202.7	137.9%	41.9%	27.7%	30.4%

	Levered Beta[5]	Unlevered Beta[6]	Equity Risk Premium[7]	Size Premium[8]	Cost of Equity[9]	Cost of Debt[10]	Cost of Preferred Stock[11]	WACC[12]
Chow Sang Sang Holdings	1.51	1.36	6.25%	1.81%	15.4%	2.9%	0.0%	13.8%
Chow Tai Fook Jewellery	1.16	1.07	6.25%	0.81%	12.2%	2.9%	0.0%	11.3%
Continental Holdings	1.03	0.56	6.25%	6.36%	17.0%	2.4%	0.0%	9.2%
King Fook Holdings	2.08	1.26	6.25%	6.36%	23.6%	2.8%	0.0%	13.8%
Larry Jewelry	1.95	1.26	6.25%	6.36%	22.8%	3.5%	0.0%	14.5%
Luk Fook Holdings	1.85	1.85	6.25%	1.81%	17.6%	0.0%	0.0%	17.6%
Ming Fung Jewellery	2.02	1.98	6.25%	6.36%	23.2%	9.0%	0.0%	22.8%
Tse Sui Luen Jewellery	0.98	0.61	6.25%	6.36%	16.7%	NA	0.0%	16.7%
GuangDong CHJ Industry	0.82	0.79	6.25%	2.65%	12.0%	9.1%	0.0%	11.8%
Zhejiang Ming Jewelry	1.08	0.89	6.25%	2.65%	9.4%	7.2%	0.0%	8.6%
Median	1.33	1.16			16.8%	2.9%	0.0%	13.8%
Mean	1.45	1.16			17.0%	4.4%	0.0%	14.0%
LJ International Inc.	2.08	0.70	6.25%	6.36%	23.6%	4.2%	22.0%	14.6%

Sources: Capital IQ, Bloomberg, public filings

Notes:

1. *Debt amount based on most recent public filing as of 3/5/2013*
2. *Preferred stock amount as based on most recent public filing as of 3/5/2013*
3. *Equity market value based on closing stock price (converted to USD) on 3/5/2013 and reported fully-diluted common shares and common share equivalents (excludes options) as of the latest publicly available data*
4. *Total capitalization equal to equity market value + debt outstanding + preferred stock*
5. *5-year monthly raw Betas regressed against respective companies' equity listing exchanges' main indexes*
6. *Unlevered Beta = Levered Beta/(1 + ((1 – Tax Rate) * (Debt/Equity Market Value)) + (Preferred Stock/Equity Market Value))*
7. *Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials*
8. *Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196*
9. *Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 3/5/2013 , based on 30-year China government bond yield*
10. *Based on selected company weighted average interest rate per most recent public filings*
11. *Based on selected company weighted average preferred dividend per most recent public filings*
12. *Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption*

HOULIHAN LOKEY 21

Additional Financial Data

Weighted Average Cost of Capital Calculation (cont.)

Market Assumptions Capital Structure Assumptions Cost of Equity for Computed WACC Cost of Equity based on LJI Observed Beta

Risk-Free Rate of Return1 4.20% Debt to Equity Market Value5 20.7% Selected Unlevered Beta6 1.16 Observed Levered Beta9 2.08

Equity Risk Premium2 6.25% Debt to Total Capitalization5 17.2% Computed Levered Beta7 1.35 Unlevered Beta10 0.70

Size Premium3 6.36% Preferred Stock to Total Capitalization5 0.0% Cost of Equity8 19.0% Levered Beta11 2.08

Tax Rate4 22.00% Equity Market Value to Total Capitalization5 82.8% Cost of Equity12 23.6%

Cost of Debt5 2.9%

Cost of Preferred Stock5 0.0%

Company Specific Decile 0.00

Computed Weighted Average Cost of Capital13 (Company Capital Structure, Company Cost of Debt and Industry Beta) 17.3%

Computed Weighted Average Cost of Capital13 (Industry Capital Structure, Industry Cost of Debt and Industry Beta) 16.1%

Computed Weighted Average Cost of Capital13 (Company Capital Structure, Company Cost of Debt and Company Beta) 14.6%

Selected Weighted Average Cost of Capital Range 13.0% —- 17.0%

Sources: Capital IQ, Bloomberg, public filings

Notes:

1. Risk-Free Rate of Return as of 3/5/2013, based on 30-year China government bond yield

2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials

3. Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196

4. Per Company management

5. Based on review of corresponding metrics of selected companies noted on prior page. Cost of debt based on the Company’s actual cost of debt per public filings. The Company does not have any preferred stock issued and outstanding as of 3/5/2013

6. Based on review of selected companies’ unlevered betas noted on prior page

7. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt/Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock/Equity Market Value)). Based on market and capital structure assumptions

8. Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on market assumptions

9. Observed Levered Beta based on LJI’s actual levered beta, per Bloomberg as of 3/5/2013

10. Unlevered Beta = Observed Levered Beta / (1 + ((Debt / Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock / Equity Market Value))

11. Levered Beta = Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1—Tax Rate)) + (Preferred Stock / Equity Market Value))

12. Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Based on market assumptions.

13. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization)

Additional Financial Data

Benchmarking Data1

Size

(LTM 3 Revenue, millions)

Chow Tai Fook Jewellery $7,495.2

Chow Sang Sang Holdings $2,317.4

Luk Fook Holdings $1,588.0

Zhejiang Ming Jewelry $1,048.6

Tse Sui Luen Jewellery $445.4

GuangDong CHJ Industry $246.5

LJI $196.3

King Fook Holdings $156.1

Continental Holdings $120.7

Ming Fung Jewellery $118.5

Larry Jewelry $50.0

EBITDA Growth

(Year 2010—2012)

Chow Tai Fook Jewellery 38.9%

Luk Fook Holdings 28.2%

Chow Sang Sang Holdings 17.9%

GuangDong CHJ Industry 1.9%

Continental Holdings -10.0%

Zhejiang Ming Jewelry -30.0%

LJI -30.4%

King Fook Holdings NA

Larry Jewelry NA

Ming Fung Jewellery NA

Tse Sui Luen Jewellery NA

Inventory Days

(LTM 3 Inventory Days)

LJI 667.3

Ming Fung Jewellery 627.0

King Fook Holdings 390.8

Tse Sui Luen Jewellery 322.7

Chow Tai Fook Jewellery 263.2

Larry Jewelry 223.4

Luk Fook Holdings 165.9

Chow Sang Sang Holdings 142.9

Continental Holdings 117.1

Zhejiang Ming Jewelry 113.0

GuangDong CHJ Industry NA

Size2

(Enterprise Value as of 03/05/2013, millions)

Chow Tai Fook Jewellery $15,010.1

Chow Sang Sang Holdings $2,052.3

Luk Fook Holdings $1,785.0

GuangDong CHJ Industry $625.6

Zhejiang Ming Jewelry $546.2

Tse Sui Luen Jewellery $180.7

LJI $174.6

Ming Fung Jewellery $161.3

Continental Holdings $130.2

King Fook Holdings $99.0

Larry Jewelry $60.8

EBITDA Growth

(Year 2011—2012)

Continental Holdings 45.9%

Chow Tai Fook Jewellery 8.1%

Luk Fook Holdings 6.4%

Chow Sang Sang Holdings -7.2%

GuangDong CHJ Industry -9.2%

LJI -55.1%

Zhejiang Ming Jewelry -58.4%

King Fook Holdings NA

Larry Jewelry NA

Ming Fung Jewellery NA

Tse Sui Luen Jewellery NA

Profitability

(FYE4 EBITDA to Revenue)

GuangDong CHJ Industry 16.5%

Ming Fung Jewellery 15.8%

Chow Tai Fook Jewellery 15.6%

Luk Fook Holdings 14.0%

Chow Sang Sang Holdings 8.6%

Tse Sui Luen Jewellery 8.5%

Zhejiang Ming Jewelry 6.9%

LJI 4.3%

King Fook Holdings 3.5%

Continental Holdings -1.2%

Larry Jewelry -15.8%

Revenue Growth

(Year 2010—2012)

Larry Jewelry 232.3%

Chow Tai Fook Jewellery 37.2%

Luk Fook Holdings 33.0%

Zhejiang Ming Jewelry 29.4%

Chow Sang Sang Holdings 26.5%

LJI 18.2%

Ming Fung Jewellery 10.2%

GuangDong CHJ Industry 7.9%

King Fook Holdings 0.7%

Continental Holdings -3.4%

Tse Sui Luen Jewellery NA

EBITDA Growth

(Year 2012—2013)

Zhejiang Ming Jewelry 126.2%

GuangDong CHJ Industry 59.7%

Chow Sang Sang Holdings 31.6%

Chow Tai Fook Jewellery 17.6%

Luk Fook Holdings 16.5%

LJI -37.6%

Continental Holdings NA

King Fook Holdings NA

Larry Jewelry NA

Ming Fung Jewellery NA

Tse Sui Luen Jewellery NA

Profitability

(LTM 3 EBITDA to Revenue)

Ming Fung Jewellery 15.8%

Chow Tai Fook Jewellery 13.5%

GuangDong CHJ Industry 12.9%

Luk Fook Holdings 12.3%

Chow Sang Sang Holdings 7.7%

Tse Sui Luen Jewellery 6.6%

LJI 4.3%

King Fook Holdings 3.6%

Continental Holdings 2.9%

Zhejiang Ming Jewelry 2.6%

Larry Jewelry -11.8%

Revenue Growth

(Year 2011—2012)

Larry Jewelry 81.1%

Luk Fook Holdings 19.8%

Chow Tai Fook Jewellery 17.8%

GuangDong CHJ Industry 16.4%

Zhejiang Ming Jewelry 14.7%

Chow Sang Sang Holdings 9.2%

LJI 7.8%

Ming Fung Jewellery 4.2%

Continental Holdings -3.0%

King Fook Holdings -4.4%

Tse Sui Luen Jewellery NA

Retail Revenue per Store

(millions)

Luk Fook Holdings $13.549

King Fook Holdings $9.483

Larry Jewelry $7.678

Chow Sang Sang Holdings $6.152

Chow Tai Fook Jewellery $5.736

Tse Sui Luen Jewellery $5.638

GuangDong CHJ Industry $4.259

Zhejiang Ming Jewelry $0.878

LJI $0.573

Continental Holdings NA

Ming Fung Jewellery NA

#########

Operating Expenses

(FYE4 SG& A as a % of Revenue)

LJI 48.5%

Tse Sui Luen Jewellery 41.0%

Larry Jewelry 38.9%

King Fook Holdings 24.6%

GuangDong CHJ Industry 21.9%

Continental Holdings 16.1%

Chow Tai Fook Jewellery 14.2%

Ming Fung Jewellery 12.8%

Chow Sang Sang Holdings 11.1%

Luk Fook Holdings 9.8%

Zhejiang Ming Jewelry 3.4%

Revenue Growth

(Year 2012—2013)

GuangDong CHJ Industry 28.5%

Larry Jewelry 24.7%

Zhejiang Ming Jewelry 20.5%

Chow Sang Sang Holdings 18.3%

Luk Fook Holdings 18.0%

Chow Tai Fook Jewellery 17.2%

LJI 7.3%

Ming Fung Jewellery 6.1%

King Fook Holdings 4.0%

Tse Sui Luen Jewellery NA

Continental Holdings NA

Wholesale Revenue as a % of Total Revenue

(% )

Zhejiang Ming Jewelry 71.9%

LJI 33.8%

Chow Sang Sang Holdings 20.4%

Chow Tai Fook Jewellery 16.0%

Luk Fook Holdings 14.7%

Larry Jewelry 7.8%

King Fook Holdings 0.7%

GuangDong CHJ Industry 0.3%

Tse Sui Luen Jewellery 0.0%

Continental Holdings NA

Ming Fung Jewellery NA

Operating Expenses

(LTM 3 SG& A as a % of Revenue)

LJI 48.5%

Tse Sui Luen Jewellery 42.2%

Larry Jewelry 38.6%

King Fook Holdings 23.7%

Chow Tai Fook Jewellery 14.8%

Ming Fung Jewellery 12.8%

Chow Sang Sang Holdings 11.7%

Continental Holdings 10.8%

Luk Fook Holdings 10.1%

Zhejiang Ming Jewelry 3.4%

GuangDong CHJ Industry NA

Sources: Capital IQ, public filings and analyst forecast of selected comparable companies

Notes: 2012 financials of comparable companies based on analyst estimates; 2012 financials of LJI based on preliminary management estimates

1. No company used for comparative purposes is identical to LJI

2. Based on public trading prices of common share as of 3/5/2013

3. LTM refers to the most recently completed twelve-month period for which financial information has been made public; LJI LTM financials based on preliminary management estimates for the year ended 12/31/2012

4. FYE refers to the most recently completed fiscal year for which financial information has been made public; LJI FYE financials based on preliminary management estimates for the year ended 12/31/2012

NA refers to not available

Additional Financial Data

Additional Premiums Paid Data

Global Apparel, Accessories and Luxury Goods Change-of-Control M&A Transactions

Median One-Month Implied Premiums Paid by Year Median One-Month Implied Premiums Paid by Number of Transactions

(From 2007 to 2012) (From 2007 to 2012)

60.0% Buyer Group

20 1

Proposal: 22.7%

50.0%

16

40.0% Overall

Historical Median:12

30.0% 23.0%

19 19

50.5%

Buyer Group 8

20.0% Proposal: 22.7%1 12

29.6% 23.0% 4 10 10 10

10.0% 20.6% 5

11.7% 10.6%

0.0% 0

Total 2007 2008 2009 2010 2011 2012 <0% 0-10% 10-20% 20-30% 30-40% 40-50% >50%

26 18 6 9 13 13

Transactions: Total transactions: 85

Global Management Buy-Out Transactions

Median One-Month Implied Premiums Paid by Year Median One-Month Implied Premiums Paid by Number of Transactions

(From 2007 to 2012) (From 2007 to 2012)

60.0% Buyer Group

50 1

Proposal: 22.7%

50.0% 40

40.0% Overall

Historical Median:

31.4% 30

30.0%

Buyer Group

44.1% 45.8% 1 20 41

20.0% Proposal: 22.7%

38.1% 38.6% 29

26.1%

10.0% 22.1% 10

5 16 17 16

13

0.0% 0

Total 2007 2008 2009 2010 2011 2012 <0% 0-10% 10-20% 20-30% 30-40% 40-50% >50%

39 25 17 14 20 22 Total transactions: 137 Transactions:

Source: Capital IQ

Note 1: Implied premium of Per Share Merger Consideration over the one-day closing price of one month prior to the announcement of the Transaction

Additional Financial Data

Additional Premiums Paid Data (Cont.)

Global Take-Private Transactions

Median One-Month Implied Premiums Paid by Year Median One-Month Implied Premiums Paid by Number of Transactions

(From 2007 to 2012) (From 2007 to 2012)

60.0% 150 Buyer Group Proposal: 22.7%1

50.0%

120

40.0%

Overall

Historical Median: 90

30.0% 25.4%

60 126 123

Buyer Group 112

20.0%

33.9% Proposal: 22.7%1 91

31.1% 86

28.1% 26.4% 25.0%

30 63

10.0% 20.0%

41

0.0% 0

2007 2008 2009 2010 2011 2012 <0% 0-10% 10-20% 20-30% 30-40% 40-50% >50%

Total

186 105 77 96 98 80

Transactions: Total transactions: 642

Source: Capital IQ

Note 1: Implied premium of Per Share Merger Consideration over the one-day closing price of one month prior to the announcement of the Transaction

Disclaimer

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee of the Board of Directors (the “Committee”) of LJ International Inc. (“LJI” or the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey’s engagement letter. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and neither the Committee, the Company nor Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent.

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The analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.

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